Exhibit 99.(l)

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

September 29, 2025

USVC Venture Capital Access Fund

60 East 42nd Street

26th Floor

New York, NY 10165

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to USVC Venture Capital Access Fund, a Delaware statutory trust (the “Fund”), in connection with the preparation and filing of the Pre-Effective Amendment No. 9 to the Fund’s registration statement on Form N-2 as filed with the Securities and Exchange Commission (the “Commission”) on or around the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), and Amendment No. 9 under the Investment Company Act of 1940, as amended (the “Registration Statement”), relating to the proposed issuance of the Fund’s common shares of beneficial interest (“Shares”).

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Fund and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

(ii)	the Certificate of Trust of the Fund;

(iii)	the Amended and Restated Agreement and Declaration of Trust of the Fund;

(iv)	the By-Laws of the Fund; and

(v)	a certificate of good standing with respect to the Secretary of State of the State of Delaware as of a recent date; and

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(vi)	resolutions of the board of trustees of the Fund relating to, among other things, the authorization and issuance of the Shares.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of the Fund.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Fund).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that when the Shares are issued and sold in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Delaware Statutory Trust Act and judicial interpretations thereof.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP